Exhibit 1

Denison Mines Corp. Atrium on Bay, 595 Bay Street, Suite 402 Toronto, ON M5G 2C2 Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com

PRESS RELEASE

DENISON ANNOUNCES HIGH GRADE URANIUM DRILL

INTERSECTIONS AT MANN LAKE AND WHEELER RIVER

Toronto, ON – February 4, 2015… Denison Mines Corp. (“Denison” or the “Company”) (DML: TSX, DNN: NYSE MKT) is pleased to report a successful start to its winter exploration programs with high grade uranium drill intersections on two different properties, Mann Lake and Wheeler River, in the Eastern Athabasca Basin. Mann Lake is located 20 kilometres southwest of the McArthur River mine and five kilometres north of Wheeler River and is a joint venture (Denison 30%) with Cameco Corp (52.5% and operator) and Areva Resources Canada (17.5%). Wheeler River is a joint venture (Denison 60% and operator) with Cameco Corp (30%) and JCU (Canada) Exploration Company, Limited (10%).

“We are encouraged by the high grade intersections at Mann Lake, Denison’s most recent addition to its Athabasca Basin exploration portfolio, and by the additional high grade intersections at Wheeler River as we focus on expanding our Gryphon discovery”, commented Ron Hochstein, CEO of Denison.

Mann Lake

Drilling at Mann Lake in 2015 is designed to explore for extensions of uranium mineralization intersected in drill holes MN-060 (2.94% U3O8 over 4.8 metres) and MN-065 (4.8% U3O8 over 1.0 metres) in 2014. Uranium in these drill holes is located along the sub-Athabasca unconformity at its intersection with a fault zone. Two of 12 planned drill holes have been completed in the current program. Drill hole MN-066-01 located 300 metres along strike south of MN-060, intersected 9.8% eU3O8 over 3.5 metres—the best result to date on the Mann Lake property. As MN-066-01 is the furthest drill hole to the south on the zone, mineralization is open beyond it. The other drill hole, MN-061-01, located 900 metres north of MN-060 intersected weakly elevated radioactivity immediately beneath the unconformity. The drilling results are summarized in Table 1. Figure 1 shows the location of the Mann Lake drill holes in plan view. As the drill holes are oriented steeply, and the mineralization is approximately horizontal, the true thickness is expected to be at least 80% of the intersection lengths.

Wheeler River

The winter 2015 drill program at Wheeler River is designed to extend the Gryphon zone of basement hosted uranium mineralization discovered in 2014. Mineralization at Gryphon is hosted in basement gneisses, ranging from 100 to 250 metres below the sub-Athabasca unconformity. Prior to the start of the current drill program the zone was 350 metres long (along the plunge) by 60 metres wide (across the plunge). The zone consists of multiple stacked lenses with variable thicknesses that plunge to the northeast and remain open both up and down-plunge. The initial drill holes of this year’s program are designed to test for extensions of mineralization in both the up-plunge and down-plunge directions. Four of a planned 22 drill holes have been completed so far and the highlight is drill hole WR-584B on the up-plunge end of the zone, which intersected 9.0% eU3O8 over 4.6 metres. WR-584B extends the Gryphon zone approximately 50 metres. Two drill holes targeting the down-plunge extension of mineralization have also been completed. WR-582 and WR-583 intersected 2.9% eU3O8 over 2.4 metres and 2.8% eU3O8 over 2.4 metres, respectively. These holes extend the Gryphon zone approximately 50 metres down-plunge. A fourth hole, WR-577D1 was also completed at the up-plunge end of the zone, approximately 50 metres from WR-584B and it intersected several narrow, weak intervals of mineralization, the best of which was 0.3% eU3O8 over 2.0 metres. The drill results are summarized in Table 1. Figure 2 shows the location of the Gryphon zone drill holes on an inclined longitudinal section. As the drill holes are oriented steeply toward the northwest and the mineralization dips moderately to the southeast, the true thickness is expected to be approximately 75% of the intersection lengths.

Table 1 – Winter 2015 Initial Drilling Results

Property	Hole-ID	From (m)	To (m)	Length (m)	eU3O8[1] (%)
Mann Lake	MN-061-01	Weakly elevated radioactivity
	MN-066-01[2]	671.7	675.2	3.5	9.8

Wheeler River	WR-577D1[3]	664.5	666.5	2.0	0.3
	WR-582[2]	764.2	766.6	2.4	2.9
	WR-583[2]	786.3	788.7	2.4	2.8
	WR-584B2	641.6	646.2	4.6	9.0

Notes:	1. eU3O8 is radiometric equivalent uranium from a total gamma down-hole probe
2. Composited above a cutoff grade of 1.0% eU3O8
3. Composited above a cutoff grade of 0.05% eU3O8

Qualified Person

The disclosure of a scientific or technical nature contained in this news release was prepared by Steve Blower P.Geo., Denison’s Vice President, Exploration, who is a Qualified Person in accordance with the requirements of NI 43-101. For a description of the quality assurance program and quality control measures applied by Denison, please see Denison’s Annual Information Form dated March 14, 2014 filed under the Company’s profile on SEDAR at www.sedar.com.

About Denison

Denison is a uranium exploration and development company with interests in exploration and development projects in Canada, Zambia, Mali, Namibia and Mongolia. Including its 60% owned Wheeler project, which hosts the high grade Phoenix uranium deposit, Denison’s exploration project portfolio consists of numerous projects covering over 470,000 hectares in the eastern Athabasca Basin region of Saskatchewan. Denison’s interests in Saskatchewan also include a 22.5% ownership interest in the McClean Lake joint venture, which includes several uranium deposits and the McClean Lake uranium mill, one of the world’s largest uranium processing facilities, plus a 25.17% interest in the Midwest deposit and a 60% interest in the J Zone deposit on the Waterbury property. Both the Midwest and J Zone deposits are located within 20 kilometres of the McClean Lake mill. Internationally, Denison owns 100% of the conventional heap leach Mutanga project in Zambia, 100% of the uranium/copper/silver Falea project in Mali, a 90% interest in the Dome project in Namibia, and an 85% interest in the in-situ recovery projects held by the GSJV in Mongolia.

Denison is engaged in mine decommissioning and environmental services through its DES division and is the manager of UPC, a publicly traded company which invests in uranium oxide and uranium hexafluoride.

For more information, please contact

Ron Hochstein	(416) 979-1991 ext 232
Chief Executive Officer

David Cates	(416) 979-1991 ext 362
President & Chief Financial Officer

Sophia Shane	(604) 689-7842
Investor Relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this press release constitutes “forward-looking information”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.

Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur”, “be achieved” or “has the potential to”.

Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements. Denison believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this press release should not be unduly relied upon. This information speaks only as of the date of this press release. In particular, this press release may contain forward-looking information pertaining to the following: the likelihood of completing and benefits to be derived from corporate transactions; the estimates of Denison’s mineral reserves and mineral resources; expectations regarding the toll milling of Cigar Lake ores; capital expenditure programs, estimated exploration and development expenditures and reclamation costs; expectations of market prices and costs; supply and demand for uranium (“U3O8”); possible impacts of litigation and regulatory actions on Denison; exploration, development and expansion plans and objectives; expectations regarding adding to its mineral reserves and resources through acquisitions and exploration; and receipt of regulatory approvals, permits and licences under governmental regulatory regimes.

There can be no assurance that such statements will prove to be accurate, as Denison’s actual results and future events could differ materially from those anticipated in this forward-looking information as a result of the factors discussed under the heading “Risk Factors” in Denison’s Annual Information Form dated March 14, 2014 available at www.sedar.com, and in its Form 40-F available at www.sec.gov/edgar.shtml.

Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not, and should not be construed as being, exhaustive. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. The forward-looking information contained in this press release is expressly qualified by this cautionary statement. Denison does not undertake any obligation to publicly update or revise any forward-looking information after the date of this press release to conform such information to actual results or to changes in Denison’s expectations except as otherwise required by applicable legislation.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Mineral Resources: This press release may use the terms “measured”, “indicated” and “inferred” mineral resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. United States investors are also cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable.